Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to $150,000,000 in Aggregate Amount of Shares of Common Stock of
FS KKR Capital Corp.
at
$11.00 per Share
by
KKR Alternative Assets L.P.
KKR Alternative Assets Limited
May 12, 2026
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2026, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”)
KKR Alternative Assets L.P., a Delaware limited partnership (the “Purchaser”), is offering to purchase up to $150,000,000 in aggregate amount of shares of common stock, par value $0.001 per share (the “Shares”), of FS KKR Capital Corp., a Maryland corporation (the “Company”), at a price equal to $11.00 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”. The Offer is being made in accordance with the terms of the Purchaser’s Agreement of Limited Partnership, dated as of July 29, 2014 (the “Limited Partnership Agreement”), by and between KKR Alternative Assets Limited, a Cayman Islands company (the “General Partner”) and KKR Group Assets Holdings II L.P., a Delaware limited partnership (“Holdings”).
The General Partner is being named as a bidder herein because it is deemed to control the Purchaser, but otherwise is not participating in the Offer. The Purchaser and the General Partner are collectively referred to herein as the “Offeror Group.”
The Shares are currently listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “FSK.” On May 11, 2026 the closing price of the Shares on the NYSE was $10.76 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. The Company’s net asset value per Share is determined on no less than a quarterly basis (or at such other times as the Company’s board of directors (the “Company Board”) may determine), based on the valuation of the Company’s portfolio investments at fair value as determined in good faith pursuant to the valuation policy of FS/KKR Advisor, LLC (the “Adviser”), a Delaware limited liability company, which serves as the investment adviser to the Company. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is jointly operated by KKR Credit Advisors (US) LLC (“KKR Credit”) and FSJV Holdco, LLC, an affiliate of Franklin Square Holdings L.P. (which does business as Future Standard, formerly FS Investments). The net asset value per Share at March 31, 2026 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $18.83. Stockholders can find additional net asset values for the Shares at www.fskkrcapitalcorp.com (the “Company’s website”). The contents of the Company’s website are not intended to be incorporated by reference into this communication, and any references to the Company’s website herein are intended to be inactive textual references only.
The Company Board is supportive of the commencement of the Offer, but in consideration of its duties to all Company stockholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. The Company Board has determined that the decision of stockholders regarding whether or not to tender their Shares in the Offer is a personal investment decision based upon each individual stockholder’s particular circumstances. The Company Board urges each stockholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Purchase Price in light of the Company’s net asset value per Share, the stockholder’s own investment objectives, the stockholder’s views as to the Company’s prospects and outlook, the factors considered by the Company Board, as described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) and which will be furnished by the Company to its stockholders in connection with the Offer, and any other factors that the stockholder deems relevant to its investment.

The Offer is being made to all Company stockholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to other conditions, including the Antitrust Condition. See Section 13 — “Conditions of the Offer.”
None of the Purchaser, the Company, the Company Board, the Adviser, Kroll Issuer Services US, in its capacity as the information agent for the Offer (the “Information Agent”) and in its capacity as the paying agent and depositary for the Offer (the “Depositary”), or SS&C GIDS Inc., the Company’s transfer agent, is making any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See the Sections of the Offer to Purchase entitled “Summary Term Sheet” and “Introduction,” and Section 11 — “Purpose of the Offer and Plans for the Company.” You should discuss whether to tender your Shares with your own broker or other financial advisor, if any.
Neither the SEC nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense.
A summary of the principal terms of the Offer appears on pages (1) through (4). You should read this entire document carefully before deciding whether to tender your Shares.

IMPORTANT
If you desire to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at The Depository Trust Company (“DTC”), you must use an Agent’s Message (as defined below). If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (833) 486-0019 (toll-free) or (332) 219-0103 (international), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All stockholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee.
Registered stockholders wishing to tender their Shares are directed to submit an E-Form in lieu of a Letter of Transmittal, located at: https://deals.is.kroll.com/KKR.
If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message, and the E-Form or Letter of Transmittal does not need to be submitted to the Depositary.
The method of delivery of the Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer and all other required documents is at the election and sole risk of the tendering stockholder. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdictions. The Purchaser is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Purchaser reserves the right to exclude stockholders from the Offer in any jurisdiction in which the Offer is prohibited by law; provided the Purchaser makes a good faith effort to comply with such laws. The Purchaser believes such exclusion is permissible under applicable laws and regulations.
The Purchaser filed a Tender Offer Statement on Schedule TO with the SEC on May 12, 2026 (including exhibits, the “Schedule TO”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 in accordance with the Exchange Act setting forth its position with respect to the Offer and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company — Available Information.” You should carefully read the information set forth in the Company’s Schedule 14D-9 before you tender your Shares in the Offer.
No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of the Purchaser, the Company, the Adviser, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which the Purchaser has referred you. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not, except as may be expressly provided herein, rely upon that recommendation, information or representation as having been authorized by the Purchaser, the Company, the Company Board, the Adviser, the Information Agent or the Depositary.
Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

v

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal (as defined below) and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Purchaser (as defined below). The Purchaser has included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to the Purchaser by the Company or the Adviser, or has been taken from or is based upon publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, or other public sources at the time of the Offer. The Purchaser has not independently verified the accuracy and completeness of such information.
Principal Terms
•
KKR Alternative Assets L.P., a Delaware limited partnership (the “Purchaser”), is offering to purchase up to $150,000,000 in aggregate amount of shares of common stock, par value $0.001 per share (the “Shares”), of FS KKR Capital Corp., a Maryland corporation (the “Company”), at a purchase price equal to $11.00 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”. The Offer is being made in accordance with the terms of the Purchaser’s Agreement of Limited Partnership, dated as of July 29, 2014 (the “Limited Partnership Agreement”), by and between KKR Alternative Assets Limited, a Cayman Islands company (the “General Partner”) and KKR Group Assets Holdings II L.P., a Delaware limited partnership (“Holdings”).

•
The Shares are currently listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “FSK.” On May 11, 2026 the closing price of the Shares on the NYSE was $10.76 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. The Company’s net asset value per Share is determined on no less than a quarterly basis (or at such other times as the Company’s board of directors (the “Company Board”) may determine), based on the valuation of the Company’s portfolio investments at fair value as determined in good faith pursuant to the valuation policy of FS/KKR Advisor, LLC (the “Adviser”), a Delaware limited liability company, which serves as the investment adviser to the Company. The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is jointly operated by KKR Credit Advisors (US) LLC (“KKR Credit”) and FSJV Holdco, LLC, an affiliate of Franklin Square Holdings L.P. (which does business as Future Standard, formerly FS Investments). The net asset value per Share at March 31, 2026 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $18.83. Stockholders can find additional net asset values for the Shares at www.fskkrcapitalcorp.com (the “Company’s website”). The contents of the Company’s website are not intended to be incorporated by reference into this communication, and any references to the Company’s website herein are intended to be inactive textual references only.

•
The period for the Offer will end at 11:59 P.M., New York City time, on June 9, 2026 (such time and date at which the Offer will expire, the “Expiration Date”) unless the Purchaser has extended the period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the period of the Offer, as so extended by the Purchaser, will expire. For the avoidance of doubt, stockholders will be unable to tender through the DTC Automated Tender Offer Program after 5:00 P.M. New York City time. If any stockholder is intending to participate in the Offer after 5:00 P.M. New York City Time on the Expiration Date, but before 11:59 P.M. New York City time, it must coordinate submission of the Letter of Transmittal, as well as move its Shares out of DTC via a deposit/withdrawal at custodian transaction. Stockholders that would like to participate are encouraged to coordinate with their custodian to ensure tenders are completed in accordance with DTC’s standard cutoff times.

•	If more than $150,000,000 in aggregate amount of Shares are validly tendered to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, before the Expiration Date and not properly withdrawn, pursuant to Section 4 — “Withdrawal Rights”, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that the Purchaser reserves the right in its sole discretion to purchase additional Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 14e-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There will not be a subsequent offering period.
•
In accordance with the terms and conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

•
The Offer is not conditioned upon any financing arrangements. The Purchaser intends to finance the acquisition of up to $150,000,000 in aggregate amount of Shares in the Offer with available cash. See Section 12 — “Source and Amount of Funds.”

•
Prior to the commencement of the Offer, the Purchaser entered into an agreement with the Company (the “Purchase Agreement”) to purchase $150,000,000 in newly issued shares of the Company’s cumulative convertible perpetual preferred stock (the “Convertible Preferred Stock”) in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The closing of the purchase is subject to the expiration of the Offer and other customary closing conditions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements”.

•
Prior to the commencement of the Offer, the Company Board authorized the repurchase by the Company of up to $300,000,000 in aggregate amount of Shares in the open market, by tender offer or in privately negotiated purchases in compliance with the Exchange Act and other applicable law (the “Company Share Repurchase Authorization”. In connection with the Company Share Repurchase Authorization, and after the completion of the Offer, the Company intends to enter into a trading plan under Exchange Act Rule 10b5-1, pursuant to which repurchases of Shares may be made in the open market beginning 11 business days after the completion of the Offer, at prices below net asset value per Share. The timing, manner, price and amount of any Share repurchases will be determined by the Company based upon the evaluation of economic and market conditions, the market price of the Shares, applicable legal, contractual and regulatory requirements and other factors. The Company Share Repurchase Authorization is scheduled to expire on June 1, 2027, unless extended, or until the aggregate repurchase amount that has been approved by the Company Board has been expended. The Company Share Repurchase Authorization does not require the Company to repurchase any specific number of Shares and the Company cannot assure its stockholders that any Shares will be repurchased under the program. The Company Share Repurchase Authorization may be suspended, extended, modified or discontinued at any time. See Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements”.

The Company Board Position
•
The Company Board is supportive of the commencement of the Offer, but in consideration of its duties to all Company stockholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. The Company Board has determined that the decision of stockholders regarding whether or not to tender their Shares in the Offer is a personal investment decision based upon each individual stockholder’s particular circumstances. The Company Board urges each stockholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Purchase Price in light of the Company’s net asset value per Share, the stockholder’s own investment objectives, the stockholder’s views as to the Company’s prospects and outlook, the factors considered by the Company Board, as described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) filed with the SEC and which will be furnished by the Company to its stockholders in connection with the Offer, and any other factors that the stockholder deems relevant to its investment.

Conditions
•
The Offer is being made to all Company stockholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to other conditions, including the Antitrust Condition (as defined herein). See Section 13 — “Conditions of the Offer.”

Procedures for Tendering Shares
•
If you wish to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary in connection with the Offer, prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. You will not be obligated to pay brokerage fees or commissions or, subject to the instructions included in the Letter of Transmittal, transfer taxes on the purchase of your Shares by the Purchaser. Registered stockholders wishing to tender their Shares are directed to submit an E-Form in lieu of a Letter of Transmittal, located at: https://deals.is.kroll.com/KKR. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message, and the E-Form or Letter of Transmittal does not need to be submitted to the Depositary.

•
If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (833) 486-0019 (toll-free) or (332) 219-0103 (international), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All stockholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee. See Section 3 — “Procedures for Tendering Shares.”

•
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer, and (b) any other documents required by the Letter of Transmittal and your broker, dealer, commercial bank, trust company or other nominee.

Withdrawal Rights
•
You have the right to, and can, withdraw any Shares that you have previously tendered at any time before the Expiration Date or, if the Purchaser has not accepted such tendered Shares, after July 9, 2026, which is the 40th business day from the date of the commencement of the Offer. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

•
For a withdrawal of previously tendered Shares to be effective, the Depositary must receive from you a written (or photocopy transmission) notice of withdrawal at the email address set forth on the back cover of this Offer to Purchase, and your notice must include your name and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

•	Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

Extension of the Offer
•
The Purchaser will extend the Offer for the minimum period required by applicable law or as may be necessary to resolve any comments of the SEC or its staff, in each case, as applicable to the Offer, the Schedule 14D-9 or any other documents, in each case, in respect of the Offer (the “Offer Documents”). If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was previously scheduled to expire, in accordance with the public announcement requirements of the applicable Exchange Act rules.

•
During any extension of the Offer period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”

Recent Company Net Asset Value; Listing
•
The Shares are currently listed and traded on the NYSE under the symbol “FSK.” On May 11, 2026 the closing price of the Shares was $10.76 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

•
The Company’s net asset value per Share is determined on no less than a quarterly basis (or at such other times as the Company Board may determine), based on the valuation of the Company’s portfolio investments at fair value as determined in good faith pursuant to the valuation policy of the Adviser. The net asset value per Share at March 31, 2026 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $18.83. Stockholders can find additional net asset values for the Shares at the Company’s website: www.fskkrcapitalcorp.com. The contents of the Company’s website are not intended to be incorporated by reference into this Offer to Purchase, and any references to the Company’s website herein are intended to be inactive textual references only.

•	There were 280,066,433 Shares outstanding as of May 6, 2026.
U.S. Federal Income Tax Treatment
•
If you are a “United States Holder” (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer”), your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer and (b) your tax basis in the Shares you sell in the Offer. That gain or loss will be capital gain or loss if the Shares are capital assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer.”

Further Information
•	For further information, you can contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

INTRODUCTION
The Purchaser hereby offers to purchase up to $150,000,000 in aggregate amount of Shares at the Purchase Price, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The Offer is being made in accordance with the terms of the Limited Partnership Agreement.
If you desire to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (833) 486-0019 (toll-free) or (332) 219-0103 (international), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All stockholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee.
The method of delivery of the Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer and all other required documents is at the election and sole risk of the tendering stockholder. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
If your Shares are registered in your name and you tender directly to the Depositary as specified in the Letter of Transmittal, you will not be obligated to pay brokerage fees or commissions or, subject to the instructions included in the Letter of Transmittal, transfer taxes on the purchase of your Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, and you have not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed version of the appropriate Internal Revenue Service (“IRS”) tax form, you may be subject to a required federal income tax backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer.” The Purchaser or one of its affiliates will pay all charges and expenses of the Depositary in connection with the Offer. We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares in connection with the Offer.
The Offer is being made to all Company stockholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to other conditions, including the Antitrust Condition. See Section 13 — “Conditions of the Offer.”
The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on June 9, 2026, unless the Offer is extended. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions of the Offer” and Section 14 — “Certain Legal Matters; Regulatory Approvals.”
The Company Board is supportive of the commencement of the Offer, but in consideration of its duties to all Company stockholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. The Company Board has determined that the decision of stockholders regarding whether or not to tender their Shares in the Offer is a personal investment decision based upon each individual stockholder’s particular circumstances. The Company Board urges each stockholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Purchase Price in light of the Company’s net asset value per Share, the stockholder’s own investment objectives, the stockholder’s views as to the Company’s prospects and outlook, the factors considered by the Company Board, as described in the Company’s Schedule 14D-9, and any other factors that the stockholder deems relevant to its investment.
For factors considered by the Company Board, see the Company’s Schedule 14D-9 filed with the SEC and which will be furnished by the Company to its stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Item 4. The Solicitation or Recommendation”
This Offer to Purchase, the related Letter of Transmittal, the Schedule 14D-9 and any other Offer Documents contain important information and each such document should be read carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER
1.	Terms of the Offer
We will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights,” up to a maximum amount of $150,000,000 in aggregate amount of Shares at the Purchase Price. The term “Expiration Date” means 11:59 P.M., New York City time, on June 9, 2026 (such time and date at which the Offer will expire, the “Expiration Date”) unless the Purchaser has extended the period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the period of the Offer, as so extended by the Purchaser, will expire. For the avoidance of doubt, stockholders will be unable to tender through the DTC Automated Tender Offer Program after 5:00 P.M. New York City time. If any stockholder is intending to participate in the Offer after 5:00 P.M. New York City Time on the Expiration Date, but before 11:59 P.M. New York City time, it must coordinate submission of the Letter of Transmittal, as well as move its Shares out of DTC via a deposit/withdrawal at custodian transaction. Stockholders that would like to participate are encouraged to coordinate with their custodian to ensure tenders are completed in accordance with DTC’s standard cutoff times.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. The Purchaser will extend the Offer for the minimum period required by applicable law or as may be necessary to resolve any comments of the SEC or its staff, in each case, as applicable to the Offer or any of the Offer Documents. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was previously scheduled to expire, in accordance with the public announcement requirements of the applicable Exchange Act rules. During any extension of the Offer period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”
Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by making a letter or other communication available to the Company’s stockholders and by making any appropriate filing with the SEC.
If more than $150,000,000 in aggregate amount of Shares are validly tendered to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, before the Expiration Date and not properly withdrawn, pursuant to Section 4 — “Withdrawal Rights” below, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that the Purchaser reserves the right in its sole discretion to purchase additional Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 14e-1(b) under the Exchange Act. There will not be a subsequent offering period.
If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by applicable rules under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in price or a change in the amount of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. We understand that it is the SEC’s view that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in amount or securities sought (other than an increase of not more than 2.0% of the Company’s outstanding Shares), a minimum of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.
This Offer to Purchase, the related Letter of Transmittal and other related materials will be disseminated to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.
2.	Acceptance for Payment and Payment for Shares
We will accept for payment and pay for, promptly after the Expiration Date (in any event, no more than two business days after the consummation of the Offer), all shares validly tendered and not properly withdrawn prior to the Expiration Date (such date referred to as the “Settlement Date”). However, if more than $150,000,000 in aggregate amount of Shares are validly tendered to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, before the Expiration Date and not properly withdrawn, pursuant to Section 4 — “Withdrawal Rights” below, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that the Purchaser reserves the right in its sole discretion to purchase additional Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 14e-1(b) under the Exchange Act.
Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 14 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer, and (b) any other documents required by the Letter of Transmittal and your broker, dealer, commercial bank, trust company or other nominee. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn prior to the Expiration Date as, if and when we give oral or written notice to the Depositary of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price for such Shares with the Depositary, which will act as paying agent and depositary for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the Purchase Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, such Shares will be returned or credited to the appropriate account, as applicable, without expense to the tendering stockholder promptly following expiration or termination of the Offer.
3.	Procedures for Tendering Shares
Proper Tenders of Shares. If you desire to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a confirmation of any book-entry transfer into the Depositary’s account at DTC of Shares tendered by book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of this Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any extension of the Offer period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the extension of the Offer period.
All stockholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee.
Registered stockholders wishing to tender their Shares are directed to submit an E-Form in lieu of a Letter of Transmittal, located at: https://deals.is.kroll.com/KKR.
If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message, and the E-Form or Letter of Transmittal does not need to be submitted to the Depositary.
Method of Delivery. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer, and (b) any other documents required by the Letter of Transmittal and your broker, dealer, commercial bank, trust company or other nominee.
Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account at DTC with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, in addition to such delivery, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.
In all cases, sufficient time should be allowed to ensure timely delivery. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding, subject to the right of stockholders to challenge any such determination in a court of competent jurisdiction.
If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (833) 486-0019 (toll-free) or (332) 219-0103 (international), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).
The Purchaser reserves the right to reject any or all tenders (i) determined by it not to be in appropriate form or (ii) for which the acceptance of, or payment for, would, in the opinion of counsel for the Purchaser, be unlawful, subject to the right of stockholders to challenge any such determination in a court of competent jurisdiction. The Purchaser also reserves the right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular stockholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding, subject to the right of stockholders to challenge any such determination in a court of competent jurisdiction. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Purchaser shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Purchaser, the Company, the Company Board, the Adviser or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.
IF YOU WANT TO TENDER ALL OR A PORTION OF YOUR SHARES, YOU MUST DELIVER THE LETTER OF TRANSMITTAL OR AN AGENT’S MESSAGE IN CONNECTION WITH A BOOK-ENTRY TRANSFER AND OTHER REQUIRED DOCUMENTS IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND THE INSTRUCTIONS FROM YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE. ANY DOCUMENTS DELIVERED TO US OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn prior to the Expiration Date, such Shares will be returned to the tendering stockholder promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tended by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.
U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable pursuant to the Offer to a tendering stockholder or other payee who is a United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer”) must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder or other payee who is a United States Holder and who has not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed IRS Form W-9 should complete and sign the IRS Form W-9 that is included in the Letter of Transmittal to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder or other payee otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the stockholder or other payee is not subject to backup withholding tax. If a United States Holder does not provide the Depositary (or other applicable withholding agent) with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including, among others, “C corporations” and certain Non-United States Holders (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer”)) are not subject to U.S. federal backup withholding tax. In order for a tendering stockholder or other payee who is a Non-U.S. Holder to qualify as an exempt recipient, that stockholder or other payee, if it has not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed version of the appropriate IRS tax form, must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s or payee’s exempt status.
Information reporting to the IRS may also apply to proceeds from the Offer.
Stockholders are urged to consult with their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.
For a more complete discussion of the U.S. federal income tax consequences to tendering stockholders, see Section 5 — “Material United States Federal Income Tax Consequences of the Offer”.
4.	Withdrawal Rights
Shares validly tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 9, 2026, which is the 40th business day from the date of the commencement of the Offer.
For a withdrawal of previously tendered Shares to be effective, the Depositary must receive from you a written (or photocopy transmission) notice of withdrawal at the email address set forth on the back cover of this Offer to

Purchase, and your notice must include your name and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. None of the Purchaser or other members of the Offeror Group, the Information Agent, the Depositary, the Company, the Company Board, the Adviser or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
Once the Purchaser accepts your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them.
5.	Material United States Federal Income Tax Consequences of the Offer
The following is a summary of the material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer to such holder, including the application and effect of U.S. federal estate and gift, state, local, foreign and other tax laws.
The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, S corporations, tax-exempt organizations, holders that own or have owned more than 5% of the outstanding Shares of the Company, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation.
If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer.

United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•	a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such United States Holder in the Offer and (ii) his or her tax basis in such Shares sold pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be (i) long-term capital gain or loss if, on the date of sale, such Shares have been held for more than one year or (ii) short-term capital gain or loss if, on the date of sale, such Shares have been held for one year or less. However, any loss realized by a United States Holder on the sale of Shares held for six months or less generally will be treated as long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the United States Holder with respect to such Shares. Long-term capital gains recognized by a non-corporate United States Holder generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.
Non-United States Holders
For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer unless:
•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States); or

•	the Non-United States Holder is an individual present in the United States for 183 or more days during the taxable year of the sale and certain other conditions exist.
A Non-United States Holder described in the first bullet immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the Non-United States Holder were a United States person as defined under the Code. In addition, if any Non-United States Holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such Non-United States Holder may be subject to an additional “branch profits tax” at a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) An individual Non-United States Holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Information Reporting and Backup Withholding
Payments made to a non-corporate United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A United States Holder may provide the information and certification necessary to avoid backup withholding by completing and signing the IRS Form W-9 that is included in the Letter of Transmittal. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary (or other applicable withholding agent).
Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided the appropriate information is furnished to the IRS. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders who have not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed version of the appropriate IRS tax form may be able to prevent backup withholding by completing, in the case of United States Holders, the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8.
6.	Net Asset Value of Shares; Dividends
Net Asset Value of Shares
The Shares are currently listed and traded on the NYSE under the symbol “FSK.” On May 11, 2026 the closing price of the Shares was $10.76 per Share.
The Company’s net asset value per Share is determined on no less than a quarterly basis (or at such other times as the Company Board may determine), based on the valuation of the Company’s portfolio investments at fair value as determined in good faith pursuant to the Adviser’s valuation policy.
The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per Share on the NYSE.

	High	Low
Fiscal Year Ended December 31, 2024:
First Quarter	$20.99	$18.31
Second Quarter	$20.81	$18.725
Third Quarter	$20.55	$18.53
Fourth Quarter	$22.39	$19.65
Fiscal Year Ended December 31, 2025:
First Quarter	$24.10	$20.1453
Second Quarter	$21.78	$17.42
Third Quarter	$22.68	$14.89
Fourth Quarter	$16.31	$14.0455
Fiscal Year Ended December 31, 2026:
First Quarter	$15.09	$9.72
Second Quarter (through May 8, 2026)	$11.73	$9.95

Dividends
Q2 2026 Dividend
On May 6, 2026, the Company Board declared a distribution for the second quarter of 2026 of $0.42 per share, which will be paid on or about July 2, 2026 to stockholders of record as of the close of business on June 17, 2026 (the “Q2 2026 Dividend”). Stockholders whose Shares are purchased by the Purchaser in the Offer will not be eligible to receive the Q2 2026 Dividend with respect to such Shares if the Expiration Date occurs prior to the June 17, 2026 record date for the Q2 2026 Dividend. In the event that the Expiration Date occurs prior to the June 17, 2026 record date for the Q2 2026 Dividend, the Purchaser will receive the Q2 2026 Dividend in connection with any Shares purchased in the Offer.
Based on information provided by the Company, the Purchaser understands that, subject to applicable legal restrictions and the sole discretion the Company Board, the Company intends to declare and pay regular distributions on a quarterly basis. From time to time, the Company may also pay special interim distributions in the form of cash or Shares at the discretion of the Company Board. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of the Company Board.
The Company previously adopted a distribution reinvestment plan (a “DRP”) pursuant to which the Company will reinvest all cash dividends or distributions declared by the Company Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the Company Board declares a distribution, then stockholders who have not elected to “opt out” of the DRP will have their distributions automatically reinvested in additional shares of the Company’s common stock.
7.	Possible Effects of the Offer; Listing; Exchange Act Registration
Market and Listing for the Shares. The Shares are currently listed on the NYSE. Based on the published guidelines of the NYSE, we do not believe that our purchase of the Shares pursuant to the Offer will result in the delisting of the Shares on the NYSE.
Exchange Act Registration. The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of its stockholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act.
8.	Certain Information Concerning the Company
The Company is a Maryland corporation incorporated on December 21, 2007.
The Company is structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and has elected to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. The Company’s principal executive offices are located at 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania, 19104. The Company’s telephone number at such principal executive offices is (215) 495-1150.
The Company is externally managed by the Adviser, which is jointly operated by KKR Credit and by FSJV Holdco, LLC, an affiliate of Franklin Square Holdings L.P. (which does business as Future Standard, formerly FS Investments). The Adviser is a Delaware limited liability company, located at 3025 JFK Boulevard, OFC 500, Philadelphia, Pennsylvania 19104. The management of the Company’s investment portfolio is the responsibility of the Adviser’s investment committee, which is currently comprised of four appointees of KKR Credit and four appointees of Future Standard. The Company’s chairperson and chief executive officer, Michael C. Forman, serves as the Adviser’s chairperson and chief executive officer.
The Adviser was formed in 2018 to manage the Company and had approximately $18.1 billion of regulatory assets under management as of December 31, 2025. The Adviser has significant experience in private lending and private equity investing, and has developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, while focusing on risk management. The Adviser also has extensive knowledge of the managerial, operational and regulatory requirements of publicly registered alternative asset entities, such as BDCs.
KKR Credit is a Delaware limited liability company, located at 555 California Street, 50th Floor, San Francisco, California 94104, registered as an investment adviser with the SEC under the Advisers Act. It had approximately $288 billion of assets under management as of December 31, 2025 across investment funds, structured finance vehicles, specialty finance companies and separately managed accounts that invest capital in both liquid and illiquid credit strategies on behalf of some of the largest public and private pension plans, global financial institutions, university endowments and other institutional and public market investors. Its investment professionals utilize an industry and thematic approach to investing and benefit from access, where appropriate, to the broader resources and intellectual capital of KKR & Co. Inc., or KKR & Co., together with its subsidiaries, or “KKR”.

KKR Credit is a subsidiary of KKR & Co., a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group.
Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, capital structure, operating results, financial condition, directors and officers (including any compensation arrangements), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic and current reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information meeting the informational requirements of the Exchange Act are available on the SEC’s website at www.sec.gov. This information is also available free of charge on the Company’s website. Information on the Company’s website and the SEC’s website is not incorporated into or a part of this Offer to Purchase.
Sources of Information. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other public sources. The information concerning the Company taken or derived from such documents and records is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of the Purchaser or other members of the Offeror Group, the Adviser, the Information Agent, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.	Certain Information Concerning the Purchaser
The Purchaser is a Delaware limited partnership and is a wholly-owned KKR subsidiary. The principal executive office of the Purchaser is located at 30 Hudson Yards, New York, NY 10001. The telephone number at such principal executive office is (212) 750-8300. The Purchaser is principally engaged in the business of acquiring and managing the investments and certain other assets of KKR.
KKR Alternative Assets Limited is a Cayman Islands company and is the general partner of the Purchaser (the “General Partner”). The principal executive office of the General Partner is located at 30 Hudson Yards, New York, NY 10001. The telephone number at such principal executive office is (212) 750-8300. The General Partner is principally engaged in the business of managing the Purchaser.
KKR Group Assets Holdings II L.P. is a Delaware limited partnership and is the sole shareholder of the General Partner (“Holdings”). The principal executive office of Holdings is located at 30 Hudson Yards, New York, NY 10001. The telephone number at such principal executive office is (212) 750-8300. Holdings is principally engaged in the business of being a holding company for certain KKR subsidiaries.
The name, business address, citizenship, present principal occupation and employment history of the executive officers and directors of the Purchaser, the General Partner and Holdings, are set forth in Schedule A to this Offer to Purchase (“Schedule A”).
Except as set forth elsewhere in this Offer to Purchase, (i) none of the Purchaser, the General Partner, Holdings or, to the knowledge of the Purchaser, the General Partner and Holdings, any of the persons listed in Schedule A, has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of the Purchaser, the General Partner, Holdings or, to the best of the knowledge of the Purchaser, the General Partner and Holdings, any of the persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of May 6, 2026, the Purchaser beneficially owned 980,587 Shares, representing approximately 0.35% of the outstanding Shares. Except as set forth elsewhere in this Offer to Purchase, none of the Purchaser, the General Partner, Holdings or, to the knowledge of the Purchaser, the General Partner and Holdings, any of the persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company or (ii) has effected any transaction in Shares or any other equity securities of the Company during the past 60 days.
Financial Statements. We do not believe the financial statements of the Purchaser are material because (1) the form of payment for the Shares is solely in cash, (2) the Offer is not subject to any financing condition, and (3) the Purchaser has sufficient resources to purchase the amount of Shares the Purchaser is seeking. As of March 31, 2026, the Purchaser had a cash and investments balance in excess of $150,000,000 and on the date hereof has available cash of at least $150,000,000.
10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements
Background of the Offer.
The following is a description of significant contacts between representatives of the Company and the Purchaser that resulted in the commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties.
From April 2026 through May 2026, representatives from the Purchaser and the Adviser discussed the potential for investment by the Purchaser into the Company, including via direct investment into the Company or a third-party tender offer for Shares. These discussions with the Company Board relating to the Offer and the Purchase Agreement began on April 30, 2026 and were completed on May 8, 2026, following which the Purchaser and the Company signed the Purchase Agreement on May 10, 2026. During these discussions, representatives of the Purchaser extensively negotiated many points, including the terms of the Offer and the Purchase Agreement, with the Company, with oversight by the Company Board and its independent directors, who were represented by separate independent counsel. We understand from the Company that, in May of 2026, the independent directors of the Company engaged an independent financial advisor to assist it in connection with certain financial determinations in connection with the Purchaser’s purchase of Convertible Preferred Stock, the purpose of which, in combination with the Offer, is to support the Company.
We understand from the Company that, based on the totality of its reviews and deliberations, the Company Board is supportive of the commencement of the Offer, but in consideration of its duties to all Company stockholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer.
Past Contacts, Transactions, Negotiations and Agreements.
Purchase Agreement. On May 10, 2026, the Company entered into the Purchase Agreement with the Purchaser, pursuant to which the Purchaser will purchase $150,000,000 of the Company’s Convertible Preferred Stock. The Convertible Preferred Stock will be a series of the Company’s preferred stock, par value $0.001 per share. The closing of the purchase is subject to the expiration of the Offer and other customary closing conditions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and is expected to occur on the 11th business day following the expiration of this Offer. The Company intends to use the proceeds from the sale of Convertible Preferred Stock for general corporate purposes including, without limitation, funding any Company common stock repurchase program or debt repayment. The Convertible Preferred Stock will rank senior to the Shares with respect to all liquidation, winding up, dissolution, dividend and distribution rights. The Convertible Preferred Stock will have a liquidation preference equal to $25.00 per share (the “Liquidation Preference”) plus an amount equal to all accrued but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Company, but excluding interest on any such distribution or payment. Dividends will be payable on a quarterly basis in an initial amount equal to 5.00% per annum of the Liquidation Preference per share, payable in cash, or at the Company’s option, 7.00% per annum of the Liquidation Preference per share payable in additional shares of Convertible Preferred Stock; provided that the Company shall be prohibited from paying dividends in additional shares of Convertible Preferred Stock if the conversion feature at the time of issuance of such additional shares is equal to or greater than 10.00% of the value of the Convertible Preferred Stock. After the 5.5-year anniversary of the issue date, the dividend rate will increase annually by 1.00% per annum.
After the 6-month anniversary of the issue date, the Convertible Preferred Stock will be convertible , at the Purchaser’s option, into (i) the number of shares of common stock of the Company equal to the quotient of (a) the Liquidation Preference, plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such conversion and (b) the conversion price as of the applicable conversion date (which shall not be less than the NYSE Minimum Price (as defined below)), plus (ii) cash in lieu of fractional shares. The initial conversion price will equal $18.83; provided, however, that in no event shall the conversion price be less than the NYSE Minimum Price.
At any time, upon approval by the Company Board, including a majority of the independent directors, the Company may, at its election, redeem all or any part of the then-outstanding shares of Convertible Preferred Stock in cash at a price per share equal to the Liquidation Preference, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for redemption, whether or not earned or declared by the Company, but excluding interest on any such distribution or payment. The Purchaser will have the right to convert any shares of the Convertible Preferred Stock prior to the date fixed for such redemption. At any time on or after the thirty-six month anniversary of the issue date, upon approval by the Company Board, including a majority of the independent directors, so long as the volume weighted average price of the Company’s Shares on the NYSE for the 30 consecutive trading days ending on (and including) the trading day immediately preceding the date on which the Company delivers notice of redemption equals or exceeds the conversion price then in effect, the Company may, at its election, redeem all or any part of the then-outstanding shares of Convertible Preferred Stock by delivering Shares in lieu of cash, at a redemption price equal to the Liquidation Preference, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for redemption, whether or not earned or declared by the Company, but excluding interest on any such distribution or payment. The Purchaser will have the right to convert any shares of the Convertible Preferred Stock prior to the date fixed for such redemption.
At any time after the 6-year anniversary of the issue date, upon 90 days’ notice, the Purchaser will have the option, at its election, to require the Company to redeem any or all of the then-outstanding shares of Convertible Preferred Stock for cash consideration equal to the Liquidation Preference of the shares of Convertible Preferred Stock to be redeemed, plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption. The Purchaser will have the right to convert any shares of Convertible Preferred Stock prior to the date fixed for any such redemption.
Upon the occurrence of a Change of Control of the Company (as defined in the articles supplementary that will establish the Convertible Preferred Stock), the Purchaser will have the option to require the Company to immediately redeem all then-outstanding shares of Convertible Preferred Stock for cash consideration equal to the Liquidation Preference thereof, plus an amount equal to all accumulated but unpaid dividends thereon to, but excluding, the redemption date (whether or not earned or declared, but excluding interest). The Purchaser shall have the right to convert any shares of Convertible Preferred Stock prior to the date fixed for such Change of Control redemption.
Pursuant to the Purchase Agreement, the Purchaser has agreed that, for a period of one year following the issuance of the Convertible Preferred Stock (the “Restriction Date”), it will not, directly or indirectly, sell, pledge, transfer, dispose of, or enter into any swap or other arrangement that transfers any of the economic consequences of ownership of the Convertible Preferred Stock or the shares of Company common stock into which it is convertible, subject to exceptions for (i) redemption of Convertible Preferred Stock by the Company and (ii) the Purchaser’s exercise of its conversion right. Following the Restriction Date, the Purchaser will be required to notify the Company Board of any transfer substantially concurrently therewith.
Each holder of Convertible Preferred Stock will be entitled to vote on an as-converted basis on each matter submitted to a vote of stockholders of the Company. In addition, for so long as the Company is subject to the 1940 Act, the holders of Convertible Preferred Stock, voting separately as a single class, shall have the right to elect two (2) members of the Company Board at all times (initially expected to be James Kropp and Elizabeth Sandler), and the balance of the directors shall be elected by the holders of the Shares and the Convertible Preferred Stock voting together; provided, however, if the Adviser is the Company’s investment adviser and the Purchaser or its affiliates beneficially own greater than 50% of the outstanding Convertible Preferred Stock, the independent directors of the Company selected by the Purchaser or its affiliates shall be eligible to serve as directors elected separately by the holders of Convertible Preferred Stock. If, at any time, accumulated dividends on the outstanding shares of Convertible Preferred Stock equal to at least two full years’ dividends shall be due and unpaid, or if holders of any other preferred stock become entitled to elect a majority of directors of the Company under the 1940 Act, then the number of directors constituting the Company Board shall automatically increase by the smallest number that, when added to the two directors elected exclusively by holders of the Convertible Preferred Stock, would constitute a majority of the Board. During any such period, the holders of the Convertible Preferred Stock and any other preferred stock shall have the power to elect such additional directors, voting separately as a class.
“NYSE Minimum Price” means the lower of (x) the official closing price of the Shares on the NYSE immediately preceding the signing of the Purchase Agreement and (y) the average official closing price of the Shares on the NYSE for the five trading days immediately preceding the signing of the Purchase Agreement, in each case, as adjusted pursuant to certain anti-dilution adjustments.
Registration Rights Agreement. Concurrently with the issuance of the Convertible Preferred Stock, the Company and the Purchaser expect to enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Purchaser (and certain permitted transferees) will have the right to require the Company to register for resale under the Securities Act shares of Company common stock issued upon conversion of the Convertible Preferred Stock and certain other shares of Company common stock held by the Purchaser and its affiliates as of the closing date of the Convertible Preferred Stock offering (collectively, the “Registrable Securities”). The Purchaser will have demand registration rights (not to exceed three Demand Requests (as defined in the Registration Rights Agreement) in any 365-day period), customary piggyback registration rights in connection with Company-initiated registrations, and the right to require the Company to use commercially reasonable efforts to maintain a continuously effective shelf registration statement on Form N-2 covering the Registrable Securities from and after the Registration Date until the Purchaser has sold all Registrable Securities. The Registration Rights Agreement will include customary indemnification and contribution provisions, which survive termination of the Registration Rights Agreement.
The Equity Distribution Agreements. On May 9, 2025, the Company and the Adviser entered into separate equity distribution agreements (the “Equity Distribution Agreements”) with each of Truist Securities, Inc., RBC Capital Markets, LLC, KKR Capital Markets LLC, an affiliate of the Purchaser and SMBC Nikko Securities America, Inc. (the “Sales Agents”). The Equity Distribution Agreements provide that the Company may, from time to time, issue and sell shares of its common stock, having an aggregate offering price of up to $750,000,000 through the Sales Agents or to them as principals for their own respective accounts, in an “at the market offering” (as defined in Rule 415 under the Securities Act).
The Sales Agents will receive a commission from the Company of up to 1.5% of the gross sales price of any shares sold through such Sales Agent under the Equity Distribution Agreements. The offering price per share of shares less commissions payable under the Equity Distribution Agreements and discounts, if any, will not be less than the net asset value per share of the Company’s common stock at the time of such sale, provided, that the Adviser may, but is not obligated to, from time to time, in its sole discretion, pay some or all of the commissions payable under the Equity Distribution Agreements or make additional supplemental payments to ensure that the sales price per share of any shares sold in the offering will not be less than the Company’s then-current net asset value per share. Any such payments made by the Adviser will not be subject to reimbursement by the Company.
Investment Advisory Agreement. On June 16, 2021, the Company entered into an Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”) with the Adviser pursuant to which, among other things, the Adviser manages the Company’s day-to-day operations and provides the Company with investment advisory services, subject to the overall supervision of the Company Board. Under the Advisory Agreement, the Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring the Company’s investments and monitoring the Company’s investments and portfolio companies on an ongoing basis. In exchange for the investment advisory services provided to the Company by the Adviser under the Advisory Agreement, the Company pays the Adviser fees consisting of a base management fee and an incentive fee. The incentive fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Company’s pre-incentive fee net investment income (such portion referred to as the “subordinated income incentive fee”) and a portion is based on a percentage of the Company’s capital gains.
Beginning with quarter ending June 30, 2026, KKR has agreed to waive 100% of its portion of the subordinated income incentive fee (the “Incentive Fee Waiver”). The Incentive Fee Waiver applies to 50% of the subordinated income incentive fee that would otherwise be paid by the Company under the Advisory Agreement. The Incentive Fee Waiver will continue for four consecutive quarters.
Administration Agreement. On April 9, 2018, the Company entered into an administration agreement with the Adviser (the “Administration Agreement”). Pursuant to the Administration Agreement, the Adviser oversees the Company’s day-to-day operations, including the provision of general ledger accounting, fund accounting, legal services, investor relations, certain government and regulatory affairs activities, and other administrative services. The Adviser also performs, or oversees the performance of, the Company’s corporate operations and required administrative services, which includes being responsible for the financial records that the Company is required to maintain and preparing reports for the Company’s stockholders and reports filed with the SEC. In addition, the Adviser assists the Company in calculating its net asset value, overseeing the preparation and filing of tax returns and the printing and dissemination of reports to the Company’s stockholders, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.
Pursuant to the Administration Agreement, the Company reimburses the Adviser for expenses necessary to perform services related to its administration and operations, including the Adviser’s allocable portion of the compensation and related expenses of certain personnel of Future Standard and KKR Credit, providing administrative services to the Company on behalf of the Adviser. The Company reimburses the Adviser no less than quarterly for all costs and expenses incurred by the Adviser in performing its obligations and providing personnel and facilities under the Administration Agreement. The Adviser allocates the cost of such services to the Company based on factors such as total assets, revenues, time allocations and/or other reasonable metrics.
Share Repurchase Authorization. Prior to the commencement of the Offer, the Company Board approved the Company Share Repurchase Authorization for the repurchase by the Company of up to $300,000,000 in aggregate amount of Shares on the open market, by tender offer or in privately negotiated purchases in compliance with the Exchange Act and other applicable law. In connection with the Company Share Repurchase Authorization, and after the completion of the Offer, the Company intends to enter into a trading plan under Exchange Act Rule 10b5-1, pursuant to which repurchases of Shares may be made on the open market beginning 11 business days after the completion of the Offer, at prices below net asset value per Share. The timing, manner, price and amount of any Share repurchases will be determined by the Company based upon the evaluation of economic and market conditions, the market price of the Shares, applicable legal, contractual and regulatory requirements and other factors. The Company Share Repurchase Authorization is scheduled to expire on June 1, 2027, unless extended, or until the aggregate repurchase amount that has been approved by the Company Board has been expended. The Company Share Repurchase Authorization does not require the Company to repurchase any specific number of Shares and the Company cannot assure its stockholders that any Shares will be repurchased under the program. The Company Share Repurchase Authorization may be suspended, extended, modified or discontinued at any time. The Purchaser does not intend to sell Shares until the Company Share Repurchase Authorization is currently scheduled to expire or, if earlier, the aggregate repurchase amount has been expended.
The foregoing summaries do not purport to be complete. The Purchase Agreement, the Equity Distribution Agreements, the Advisory Agreement and the Administration Agreement are qualified in their entirety to the full text of such agreements, which are filed as exhibits to the Schedule TO. Please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025 and its most recent definitive proxy statement relating to an annual meeting of stockholders and other SEC filings for more information regarding related-party transactions and related matters.
Except as set forth elsewhere in this Offer to Purchase, (i) none of the Purchaser, the General Partner, Holdings or, to the knowledge of the Purchaser, the General Partner and Holdings, any of the persons listed in Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Purchaser, the General Partner, Holdings or, to the knowledge of the Purchaser, the General Partner and Holdings, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand, except as already disclosed by the Company and (iii) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Purchaser, the General Partner, Holdings or, to the knowledge of the Purchaser, the General Partner and Holdings, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, except, in the case of each of clauses (ii) and (iii) of this paragraph, for such contracts, negotiations or transactions with the Company and affiliates of the Company, which KKR and its directors or executive officers may have been party or participants in connection with the course of KKR’s business as a global investment firm and KKR Credit’s joint operation of the Adviser.
11.	Purpose of the Offer and Plans for the Company
The Offer is being made for the purpose of providing support to the Company. On May 10, 2026, the Purchaser entered into the Purchase Agreement to purchase $150,000,000 in Convertible Preferred Stock. The closing of the purchase is subject to the expiration of the Offer and other customary closing conditions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (See Section 13 — “Conditions of the Offer”). The Purchaser presently expects that it will retain the Shares it purchases pursuant to the Offer.
The Purchaser does not seek control of the Company or seek to change the management or operations of the Company. Although the Purchaser does not intend to take any action with respect to management or control of the Company, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a stockholder to vote on matters subject to a stockholder vote, including any vote affecting the sale of the Company’s assets and the liquidation and dissolution of the Company. Thus, if the Purchaser purchases or otherwise acquires a significant number of the outstanding Shares of the Company (pursuant to this and any other tender offers and other purchases or acquisitions), and in light of the expected purchase of the Convertible Preferred Stock (and including any conversion thereof) it may be in a position to significantly influence matters requiring Company stockholder consent.
On May 8, 2026, the Company entered into Amendment No. 1 to Third Amended and Restated Senior Secured Revolving Credit Agreement (“Amendment No. 1”), amending that certain Third Amended and Restated Senior Secured Revolving Credit Agreement, originally dated July 16, 2025, by and among the Company, as borrower, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and ING Capital LLC, as collateral agent. Amendment No. 1 provides for, among other things, (i) a reduction of the total commitments to approximately $4,051.7 million from $4,700.0 million, (ii) an increase to the applicable margin, with respect to extending lenders only, with the margin increasing to a range of 0.775% to 1.9% per annum from the existing range of 0.65% to 1.775%, depending on the type of loan, and (iii) a reset of the minimum Shareholders’ Equity (as defined in the amended credit agreement) floor to $3,750.0 million from approximately $5,048.6 million.
Except as otherwise disclosed in this Offer to Purchase, the Purchaser does not have any knowledge of any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares or the disposition of Shares; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy or indebtedness or capitalization of the Company; (d) any change in the identity of the investment adviser to the Company or the composition of the Company Board, or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of the members of the Company Board, to change any material term of the investment advisory arrangements with the Adviser; (e) any purchase, sale or transfer of a material amount of assets of the Company (other than in connection with the ordinary portfolio transactions of the Company); (f) any other material change in the Company’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; (g) the Shares being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (h) the suspension of the Company’s obligation to file reports under Section 15(d) of the Securities Act; (i) the Shares becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act; or (g) any changes in the Articles of Amendment and Restatement (as amended) or bylaws of the Company as amended from time to time or other actions that may impede the acquisition of control of the Company by any person.
12.	Source and Amount of Funds
The Purchaser intends to finance the acquisition of up to $150,000,000 in aggregate amount of Shares in the Offer with available cash. The Offer is not conditioned upon any financing arrangements.
13.	Conditions of the Offer
The Offer is being made to all Company stockholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to certain other conditions, including the expiration or termination of any waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Offer and, to the extent applicable, obtaining all clearances and authorizations required under the antitrust laws of any other jurisdictions (the “Antitrust Condition”).
The Purchaser reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) in the event one of the conditions described below is not satisfied, cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Purchaser determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Stockholders.
Please note that just as you have the opportunity to withdraw shares that you have tendered under certain circumstances, the Purchaser has the right to cancel, amend or postpone the Offer at any time before accepting tendered Shares. The Purchaser may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if there is, in the Purchaser’s reasonable judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Offer, the Purchaser or the Company, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Purchaser or the Company has a material investment, (v) commencement of war, armed hostilities or other international or national calamity involving the United States, or (vi) other event or condition that in the reasonable judgment of the Purchaser would have a material adverse effect on the Purchaser or the Company or its stockholders if Shares tendered pursuant to the Offer were purchased. In addition, the Purchaser may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if the Antitrust Condition has not been satisfied. However, there can be no assurance that the Purchaser will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.
14.	Certain Legal Matters; Regulatory Approvals
The Purchaser is not aware of any other license or regulatory permit that is material to its or the Company’s respective business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated pursuant to the Offer. Save for certain notice filings, clearances and authorizations required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, to the extent applicable, the antitrust laws of any other jurisdictions, the Purchaser is not aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for the Purchaser’s acquisition or ownership of Shares as contemplated by the Offer. The Purchaser is coordinating to seek such approvals or other action and make or cause to be made such notice and other filings. The Purchaser cannot predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the business and financial condition of the Purchaser or to the Company’s business and financial condition.

15.	Appraisal Rights
No appraisal rights are available to the holders of Shares in connection with the Offer.
16.	Fees and Expenses
The Depositary will receive reasonable and customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. The Purchaser or one of its affiliates will pay all charges and expenses of the Depositary in connection with the Offer.
The Information Agent will receive reasonable and customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. The Purchaser or one of its affiliates will pay all charges and expenses of the Information Agent in connection with the Offer.
Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary dissemination and handling expenses incurred by them in forwarding the offering material to their customers. The Purchaser or one of its affiliates will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in the instructions included in the Letter of Transmittal.
As part of the Offer, the Purchaser or its affiliates may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
17.	Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdictions. The Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such state to be designated by the Purchaser.
The Purchaser is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Purchaser reserves the right to exclude stockholders from the Offer in any jurisdiction in which the Offer is prohibited by law; provided the Purchaser makes a good faith effort to comply with such laws. The Purchaser believes such exclusion is permissible under applicable laws and regulations.
The Purchaser has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has concurrently filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its position with respect to the Offer and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company — Available Information.”

No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of the Purchaser, the Company, the Company Board, the Adviser, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
KKR Alternative Assets L.P.
May 12, 2026

SCHEDULE A
Officers and Directors of the General Partner
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the officers and directors of the General Partner are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Kathryn King Sudol Director	30 Hudson Yards, Suite 7500, New York, NY 10001 Citizenship: U.S.A.	Kathryn K. Sudol joined KKR in 2022 and is its Chief Legal Officer and General Counsel.

Robert Lewin Director	30 Hudson Yards, Suite 7500, New York, NY 10001 Citizenship: Canada	Robert Lewin joined KKR in 2004 and is its Chief Financial Officer.

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:

Kroll Issuer Services US

Website: https://deals.is.kroll.com/KKR
Email: KKR@is.kroll.com
Toll-free: (833) 486-0019
International: (332) 219-0103
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

Kroll Issuer Services US

Website: https://deals.is.kroll.com/KKR
Email: KKR@is.kroll.com
Toll-free: (833) 486-0019
International: (332) 219-0103